Exhibit 23.6

CONSENT OF QUALIFIED PERSON

In connection with this Registration Statement on Form S-8 (including any prospectuses or amendments or supplements and/or exhibits thereto, the “Registration Statement”) of U.S. Gold Corp., the undersigned consents to:

●	the incorporation by reference in the Registration Statement and use of the technical report summary titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), effective February 10, 2025, in connection with the Registration Statement;

●	the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary; and

●	Any extracts or summaries of the Technical Report Summary included or incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Registration Statement.

The undersigned is the qualified person responsible for authoring, and this consent pertains to, Sections 1, 2, 14, 15.3, 15.4, 15.5.1, 18, 19, 21, 22, 23, 24 and 25 of the Technical Report Summary.

November 13, 2025

Samuel Engineering, Inc.

/s/ James L. Sorensen
Name:	James L. Sorensen
Title:	Director Metals & Minerals